SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                       Date of Report: September 17, 2001


                             RAMOIL MANAGEMENT, LTD.
             (Exact Name Of Registrant As Specified In Its Charter)

         Delaware                   033-122507-NY                13-3437732
(State Of Incorporation) (Commission File Number)       (IRS Identification No.)


                     2840 Augusta Drive, Las Vegas, NV 89109
              (Address Of Registrant's Principal Executive Offices)

                                  702-696-9579
              (Registrant's Telephone Number, Including Area Code)

Item 2.  Acquisition or Disposition of Assets.

The Company sold all of its assets and liabilities to Wireless Communications Group, Inc., a private Nevada corporation, for 1,000,000 shares common voting shares. Wireless Communications Group, Inc. is a high speed band width provider. The Company's former projects in the UAE were sought after by Wireless Communications Group, Inc. who desired to expand its operations into the Middle East. Since the Company has refocused its business strategy to the automotive industry, the sale effectively allowed the Company to concentrate on its automotive parts and service acquisition strategy.

Item 5.  Other Events

The Company announced that it would change its corporate name to "Jump Automotive Experts, Inc." to better reflect its business focus on the automotive industry. The Company will reissue shares in the name of Jump Automotive Experts, Inc. at the request of shareholders. All shareholder inquires should be directed to the Company's registrar and transfer agent, Computershare, 12039 West Alemeda Parkway, Suite 22, Lakewood, CO 80228. There will be no change in the Company's shares Cusip Number 751918103 which identifies each share.

The Company announced a "Share Buy Back Program" that covers the purchase of 70% of shares in DTC form on or before 5:00 p.m. (PST) on November 2, 2001. Notice will be sent to all shareholders by the Company's transfer agent.. The Company will purchase said shares at a price of $1.50 on an all or none basis. All holders of DTC form shares must request a share certificate from the Company's transfer agent since the purchase will be only effected on shares in certificate form.

The Share Buy Back Program seeks to return to the treasury shares which in the opinion of the Company are undervalued. The Company has authorized the issuance of 300 million common voting shares par value $.0001. The Company has 86,728,840 shares issued on a fully diluted basis. The Company believes that the shares in DTC form are approximately 10,400,000 shares. It will be necessary for at least 7,280,000 shares to be tendered to the Company pursuant to the Share Buy Back Program offer. At $1.50 per share the Company is willing to pay $11,320,000.

The Company intends on paying for the shares with the cash proceeds from its current debenture offering and is, therefore, conditioned on the successful funding of those debt instruments. The debentures will offer investors (a) guaranteed return of principal; (b) dividend interest paid quarterly; and (c) an equity component. The debentures will be issued in Series 1 through 5 with a 10 year maturity date. Each debenture will offer a guaranteed return of principal feature made possible through the purchase of U.S. zero coupon bonds and/or guaranteed investment contracts. Each debenture will pay a quarterly interest dividend at 3.00 basis points over the floating LIBOR rate. Each debenture will offer an equity component in the Company based on a formula not to exceed a sixty percent (60%) level of participation if all five series of debentures are sold and subscribed to by qualified investors who meet the suitability requirements of Rule 506 of Regulation D.

The capital not used for the guarantee component will be used by the Company to complete a series of strategic acquisitions of companies in the automotive industry and general corporate purposes. These targeted companies are principally in the supply and service channels. The Company believes that each of these companies are highly undervalued at current market prices. The Company believes that there will be sufficient current income from each of the target companies to service the debentures dividend component.

The Company is dependent on the success of its debenture offering to complete the Share Buy Back Program and to fund the acquisitions of the targeted companies. The Company believes that current market conditions favor debt instruments (and particularly debt instruments structured in the manner of the debentures) over security offerings in general.

There are no current audited financials for the Company and all assets and liabilities have been written down to nil on its most recent unaudited financial statement. In order to provide the debenture holders with priority creditor status, the Company may determine that it is necessary to issue the debentures through a newly formed affiliate company with a capital flow through provision. Under this approach, the capital would flow through to the Company only upon finalization of creditor status.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned here unto duly Authorized.

                                                 RAMOIL MANAGEMENT, LTD.



September 17, 2001                               By: /s/ Gary W. Walters
                                                         ---------------
                                                         Gary W. Walters
                                                         Chairman


ITEM 7.  EXHIBITS


1.       Purchase and Sale Contract of Assets and Liabilities to
         Wireless Communications Group, Inc.